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                                                                     EXHIBIT 5.1

                      [Letterhead of Baker & Botts, L.L.P.]

                                                                October 22, 1998


Conoco Inc.
600 North Dairy Ashford
Houston, Texas 77079

Gentlemen:

         As set forth in the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Conoco Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to up to 31,857,920 shares (the "Shares") of Class A Common Stock of the Company, par value $.01 per share, issuable pursuant to the Conoco Inc. 1998 Key Employee Stock Performance Plan (the "Plan"), we are passing upon certain legal matters in connection with the Shares for the Company. At your request, we are furnishing this opinion to you for filing as Exhibit 5.1 to the Registration Statement.

         In our capacity as your counsel in the connection referred to above, we have examined the Plan, the Amended and Restated Certificate of Incorporation and Bylaws of the Company, each as amended to date, and the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates.

         We have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete. In addition, we have assumed for purposes of paragraph 2 below that the consideration received by the Company for the Shares will be not less than the par value of the Shares.

         On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

                  1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

                  2. Upon the issuance and sale of Shares originally issued by the Company pursuant to the provisions of the Plan for consideration fixed in accordance with the Plan, following due authorization of the award with respect to which such Shares are issuable by the Board of Directors of the Company or a duly constituted and acting committee of the Board of Directors of the Company as provided in and in accordance with the Plan, such Shares will be duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable.

         The opinions set forth above are limited in all respects to the General Corporation Law of the State of Delaware as in effect on the date hereof.

         We hereby consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                                     Very truly yours,

                                                     BAKER & BOTTS, L.L.P.